Exhibit 10.2

EXECUTION COPY
September 11, 2019
Via Hand Delivery
Greg Went
c/o Adamas Pharmaceuticals, Inc.

Re: Transition, Separation, and Consulting Agreement
Dear Greg:
This letter sets forth the substance of the transition, separation, and consulting agreement (the “Agreement”) that Adamas Pharmaceuticals, Inc. (the “Company”) is offering to you to aid in your employment transition.
1.SEPARATION DATE/TRANSITION PERIOD. As discussed, you and the Company have mutually agreed to end your employment with the Company, pursuant to the terms in this Agreement. Your employment as the Company’s Chief Executive Officer (“CEO”) will continue from the date of this Agreement through the earliest to occur of the following: (i) December 31, 2019, or (ii) the date that the Company appoints a new CEO of the Company and he or she commences employment (the “Transition Period”), which will then become your employment termination date (the “Separation Date”). During the Transition Period, you agree to perform your current duties in good faith and to the best of your abilities. During the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. Your Company stock options and restricted stock units (“RSUs”) will continue to vest under the existing terms and conditions set forth in the governing plan documents and award agreements.
2.RESIGNATION. After the Separation Date, you will no longer be employed as CEO of the Company, or hold any other employment or officer positions with the Company or any of its subsidiaries or affiliated entities, on which you serve. In addition, you agree, no later than your Separation Date, to sign and return to the Company a Board resignation letter, which provides for your immediate resignation from the Board of Directors (the “Board”) of the Company, and any subsidiary entities of the Company, on which you serve.

Greg Went
September 11, 2019

3.FINAL PAY. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused paid time off (“PTO”) earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.
4.SEVERANCE BENEFITS. In full satisfaction of any obligations to provide you with severance benefits for a “Qualifying Termination that is not a CIC Termination” under the terms of the Adamas Pharmaceuticals, Inc. Amended and Restated Executive Severance Plan (the “Severance Plan”), if you: (i) timely sign and return this Agreement to the Company and allow the releases contained herein to become effective; (ii) comply with your obligations hereunder; and (iii) on or within twenty-one (21) days after the Separation Date, execute and return to the Company a release of claims in the form attached hereto as Exhibit A (the “Release”) and allow the releases contained therein to become effective; then pursuant to the terms of the Severance Plan, the Company will provide you with the following severance benefits (the “Severance Benefits”) after the Separation Date:
(a)Severance Pay. The Company will pay you severance in the amount of $852,500 which is equivalent to twelve (12) months of your base salary in effect as of the Separation Date and your target bonus of 55% of your base salary as of the date of this Agreement, subject to standard payroll deductions and withholdings (the “Severance Pay”). The Severance Pay will be paid to you in a lump sum payment within fifteen (15) days following the Release Effective Date (as defined in the Release).
(b)Health Care Continuation Coverage.
(i)COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.
(ii)COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) the last date of the Consulting Period (as defined and set forth herein); (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.

Greg Went
September 11, 2019

(iii)Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. On the thirtieth (30th) day following your Separation from Service, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation from Service through such thirtieth (30th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.
(c)Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance therewith.
(i)Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the 60th day following your Separation from Service (the “First Payment Date”). Any installment payments that would have been made to you during the 60 day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the First Payment Date and the remaining payments shall be made as provided in this Agreement.
(ii)Notwithstanding anything in this Agreement to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid to you in a lump sum (or to your estate or beneficiaries), and any remaining payments due to you under this Agreement shall be paid as otherwise provided herein.
(iii)Your right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

Greg Went
September 11, 2019

(iv)If and to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) you will promptly submit reimbursement requests and all such expenses or other reimbursements hereunder will be made on or prior to the last day of Executive’s taxable year following the taxable year in which you incurred such expenses, (ii) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (iii) the amount of expenses eligible for reimbursement, or the in-kind benefits provided, during any of your taxable years will not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any of your other taxable years, and (iv) any reimbursement will be for expenses incurred during the period of time specified in this Agreement and if no time period is specified, will be for expenses incurred during your lifetime.
5.CONSULTING PERIOD. If you: (i) timely sign, date, and return this Agreement to the Company and allow all of the releases contained herein to become effective; (ii) comply with your obligations to the Company hereunder; and (iii) on or within twenty-one (21) days after the Separation Date, execute and return to the Company the Release and allow the releases contained therein to become effective; then the Company will retain you as a consultant under the terms specified below. The consulting relationship will commence on the date immediately following the Separation Date and continue through December 31, 2021, unless terminated earlier pursuant to the terms set forth below or extended by the Company by written notice pursuant to Section 5(k)(i) (the “Consulting Period”). You acknowledge and agree that prior to entering into this Agreement, the Company is under no legal obligation to retain your services as a consultant after the Separation Date and therefore this Consulting Period constitutes consideration for your obligations as specified herein.
(a)Consulting Services. During the Consulting Period, you will use your best efforts to provide consulting services as may be requested by the Company in the areas of your experience and expertise, which shall include (without limitation) the following: help define and execute the Company’s product strategy, including regulatory support for current pipeline products; identify organic and inorganic opportunities to replenish the Company’s product pipeline; and support the Company’s intellectual property strategy and litigation (the “Consulting Services”). During the Consulting Period, you will hold the title of Founder and strategic advisor with the Company. The Company anticipates that you will provide services at the request of, and subject to the direction of, the Company’s CEO or such other senior executive of the Company as the Chairman of the Board may designate.

Greg Went
September 11, 2019

(b)Provision of Consulting Services. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, on a part-time basis during the Consulting Period; provided, however, that during the first month of the Consulting Period you shall not be expected to provide any Consulting Services. You will not be required to keep or submit time reports and it is understood that your level of effort will vary from month to month. However, it is agreed that you will not work more than approximately 50% time over the course of each calendar year during the Consulting Period (i.e., about 120 full work days in a full calendar year). You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. When providing such services, you shall abide by the Company’s policies and procedures. It is not expected that the Consulting Services will require significant amounts of travel, but you do agree to travel as reasonably required to perform your work as a consultant. Any travel will be approved in advance by the Company, will be at the expense of the Company, and will conform to the usual policies and practices applicable to senior executives of the Company when travelling on Company business.
(c)Consulting Fees. Provided that you: (i) perform the Consulting Services requested of you in a professional and commercially reasonable manner; and (ii) comply with your contractual obligations to the Company (including, without limitation, the obligations set forth herein), then the Company will pay you consulting fees at a rate of $35,416.67 per month ($425,000 on an annualized basis) (the “Consulting Fees”) for your Consulting Services. The Consulting Fees may be subject to applicable tax-related deductions and withholdings if required by applicable law as reasonably determined by the Company. In addition, the Compensation Committee of the Board will consider granting you appropriate annual equity grants for the years 2020 and 2021, consistent with your role and efforts. The amount, timing, and structure of such grants would be determined by the Compensation Committee within its sole discretion. You shall seek advance written approval prior to incurring any expenses for which you will seek reimbursement in connection with your duties during the Consulting Period.
(d)Bonus Payment for 2019. You were eligible for a discretionary annual bonus for 2019, based upon multiple objectives and your and the Company’s performance and contingent upon certain conditions being met (the “Annual Bonus”). You acknowledge and agree that as of the Separation Date, you will not have earned and will not be entitled to any amount of the 2019 Annual Bonus. Notwithstanding this, even though your employment separation would otherwise disqualify you for consideration for a 2019 Annual Bonus, pursuant to this Agreement, you will receive in the First Quarter of 2020 an Annual Bonus with a target amount of up to 55% of your base salary as of the Separation Date, prorated based on the portion of 2019 during which you were employed as CEO of the Company. The amount of such bonus shall be determined by the Compensation Committee of the Board based on and consistent with the percentage achievement of the Company’s corporate goals during 2019 as determined by such committee. The Annual Bonus will be paid at the same time as 2019 bonuses are paid to other eligible Company employees. For clarity, you will not be entitled or expected to receive any bonuses with respect to your service as a consultant during the Consulting Period, except as set forth in this Section 5(d).

Greg Went
September 11, 2019

(e)Equity. You were granted options to purchase shares of the Company’s common stock and RSUs, pursuant to the Company’s 2014 Equity Incentive Plan and its predecessor plan (the “Plans”). Vesting of any of your outstanding stock options (the “Options”) and RSUs will continue during, and your Options’ post-termination exercise period will not commence until the end of, your Consulting Period. Except as expressly modified in this paragraph, your Options and RSUs shall continue to be governed by the Plans and all applicable grant notices and agreements. In the event that the Company consummates a Change in Control (as defined in the 2014 Equity Incentive Plan) during the Consulting Period, the Company will immediately accelerate as of the effective date of the Change in Control, the amount of unvested shares underlying the Options and RSUs that would have vested had you continued providing services until December 31, 2022 (the “CIC Accelerated Vesting”). Your receipt of the CIC Accelerated Vesting benefits as provided in this Section 5(e) is conditional upon: (i) your continuing to comply with your obligations during the Consulting Period; and (ii) you delivering to the Company an effective, general release of claims in favor of the Company within the applicable time period set forth therein.
(f)Independent Contractor Relationship. During the Consulting Period, your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Except as expressly provided in this Agreement, you will not be entitled to, and will not receive, any benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits.
(g)Taxes and Withholding. Subject to Section 5(c) of this Agreement, the Company will not make any withholdings or deductions, and will issue you an IRS Form 1099, with respect to any Consulting Fees paid to you. Subject to Section 5(c) of this Agreement, you will be responsible for all taxes with respect to the Consulting Fees, and you agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with the Consulting Fees.
(h)Limitations on Authority. During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so.
(i)Confidential Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, in any manner that is not authorized by the Company or essential to your performance of specifically requested Consulting Services, any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. As set forth in your Confidential Information and Inventions Assignment Agreement with the Company, and subject to the limitations set forth therein, you hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations, both during the Consulting Period and thereafter (as applicable), under the Confidential Information and Inventions Assignment Agreement entered into between you and the Company, a copy of which is attached hereto as Exhibit B and incorporated herein by reference.

Greg Went
September 11, 2019

(j)Other Work Activities. Throughout the Consulting Period, you shall have the right to engage in employment, consulting, or other work relationships in addition to your work for the Company, provided that such activities do not unreasonably interfere with your obligations under this Agreement, and in any event, unless otherwise waived in writing by the Company, which waiver will not be unreasonably withheld, do not compete or otherwise conflict with, directly or indirectly, the business, operations and interests of the Company. Specifically, during the Consulting Period, you are prohibited from performing any work for any business entity that is competitive with the Company and from engaging in any other work activity, or preparation for work activity, that is competitive with the Company without explicit prior approval from the Company. For purposes of this Agreement, the term “competitive” shall mean other companies or institutions in the field of neurology treatment.
(k)Termination of Consulting Period. The Consulting Period shall end on the earliest to occur of the following:
(i)December 31, 2021, unless the Consulting Period is extended until December 31, 2022 by written notice from the Company delivered to you no later than November 30, 2021; or
(ii)Immediately upon written notice from you that you are terminating the Consulting Period within ten (10) days following a Change in Control; or
(iii)Immediately upon the Company’s written notice to you that you have breached any of your obligations hereunder or have breached any of your obligations under your Confidential Information and Inventions Assignment Agreement and your failure to cure said breach after you have been given ten days’ notice to cure said breach (if deemed curable).
If the Consulting Period ends pursuant to Section 5(k)(i) and is not extended to December 31, 2022 by notice from the Company, then the Company will immediately accelerate as of December 31, 2021, the amount of unvested shares underlying the Options and RSUs that would have vested had you continued providing services until December 31, 2022 (the “Accelerated Vesting”). Your receipt of the Accelerated Vesting benefits as provided in this Section 5(k) is conditional upon: (i) your continuing to comply with your obligations during the Consulting Period; and (ii) you delivering to the Company an effective, general release of claims in favor of the Company within the applicable time period set forth therein. If the Consulting Period ends pursuant to Section 5(k)(ii) or (iii), you will be entitled to all Consulting Fees (or pro rata portion thereof) earned through the last date that you provide Consulting Services, but you shall not receive any Consulting Fees or compensation through December 31, 2021. For the avoidance of doubt, you shall not be entitled to any Accelerated Vesting whatsoever if the Consulting Period is terminated pursuant to Section 5(k)(iii) of this Agreement.

Greg Went
September 11, 2019

6.OTHER COMPENSATION OR BENEFITS. You acknowledge and agree that payment of the Severance Benefits provided herein fulfills all of the Company’s obligations to pay you severance benefits pursuant to the Severance Plan or any other agreements between you and the Company, and this Agreement supersedes and extinguishes any obligation of the Company to provide you with any severance benefits under the Severance Plan or any other agreements. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any accrued, vested benefits you may have under the express terms of a written ERISA benefit plan (e.g., 401(k) account). You further acknowledge that you are not eligible to receive, and will not receive, any other severance benefits under any Company severance plan or any other agreements with the Company.
7.EXPENSE REIMBURSEMENTS. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice. In addition, the Company will pay your attorneys’ fees in connection with the negotiation of your separation, in an amount not to exceed $25,000 (the “Attorneys’ Fees Payment”). The Attorneys’ Fees Payment will be paid in a lump sum to “Pillsbury Winthrop Shaw Pittman” (“Pillsbury”) within fifteen (15) business days following the date the parties execute this Agreement, provided that Pillsbury has provided you with an invoice of its services in connection with the review of this Agreement and your counsel has provided a completed IRS Form W-9 to the Company prior to such date. No amounts will be withheld for taxes from the Attorneys’ Fees Payment. You agree that you will be entirely responsible for payment of any taxes that may be due on the Attorneys’ Fees Payment, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacities, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Attorneys’ Fees Payment.
8.RETURN OF COMPANY PROPERTY. Within ten (10) days after the close of business on the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including your Company laptop and iPad. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.
As soon as practical thereafter, the Company will provide you with the same or a new laptop computer and email address. As such, the Company will grant you access to Company property, information or documents that the parties mutually deem are necessary for you to perform your Consulting Services after the Separation Date. At no time following the Separation Date will you be requested to access, and you shall not access or possess, any Company property, information, or documents that are not mutually agreed to be essential in your performance of the Consulting Services hereunder, provided that you agree to receive such Company information as is necessary for you to perform the essential purposes of the Consulting Period with the Company as provided herein. On the last day of the Consulting Period, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control.

Greg Went
September 11, 2019

9.NONDISPARAGEMENT. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Likewise, the Company agrees to instruct its officers, directors and senior managers not to disparage or encourage others to disparage you in any manner likely to be harmful to you or your business or personal reputation. Notwithstanding the foregoing, either party may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you or the Company in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
10.NO VOLUNTARY ADVERSE ACTION. You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents. Notwithstanding the foregoing, you may cooperate with, or participate in any proceeding before any Governmental Agency or as required by compulsion of law.
11.COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages and attorneys’ fees) and will make reasonable efforts to accommodate your scheduling needs.
12.NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
13.RELEASE OF CLAIMS.
(a)General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

Greg Went
September 11, 2019

(b)Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).
(c)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (by providing written notice of your revocation to the Company’s CEO); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).
(d)Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

Greg Went
September 11, 2019

(e)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You further understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
14.REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.
15.GENERAL. This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts and facsimile and electronic signatures will suffice as original signatures.

Greg Went
September 11, 2019

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days.
I wish you good luck in your future endeavors.
Sincerely,
ADAMAS PHARMACEUTICALS, INC.

By:	/s/ David L. Mahoney
David Mahoney
On Behalf of the Board of Directors

Exhibit A – Separation Date Release
Exhibit B – Confidential Information and Inventions Assignment Agreement

ACCEPTED AND AGREED:

/s/ Greg Went
Greg Went

September 11, 2019
Date